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                                                                     EXHIBIT 3.1

            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              GREYHOUND LINES, INC.

         The undersigned, being the President of Greyhound Lines, Inc., a Delaware corporation, hereby certifies the following:

                           1.       The name of the corporation is Greyhound
Lines, Inc. (the "Corporation").

                           2.       The date of filing of the original
Certificate of Incorporation (the "Certificate of Incorporation") of the Corporation was December 18, 1986 and the name under which the Corporation was originally incorporated was GLI Operating Company. A Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on October 31, 1991. The Certificate of Incorporation was restated in its entirety pursuant to that certain Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), which was filed with the Delaware Secretary of State on March 16, 1999. The Restated Certificate of Incorporation was amended by that certain Certificate of Amendment to Restated Certificate of Incorporation, which was filed with the Delaware Secretary of State on May 21, 2001.

                           3.       This Second Amended and Restated Certificate
of Incorporation amends and restates the Restated Certificate, as amended to date, in its entirety.

                           4.       This Second Amended and Restated Certificate
of Incorporation has been duly adopted by the written consent of the sole member of the Corporation's Board of Directors (the "Board of Directors") and by the written consent of the sole stockholder of the Corporation, in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware ("DGCL"), as applicable.

                           5.       The Restated Certificate of Incorporation of
the Corporation, as amended and restated hereby, shall upon its filing with the Secretary of State of the State of Delaware, read in its entirety as follows:

         FIRST. The name of the Corporation is Greyhound Lines, Inc.

         SECOND. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended.

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         FOURTH: The total number of shares of capital stock that the
Corporation shall have authority to issue is 1,000, classified as 1,000 shares of common stock, par value $0.01 per share (the "Common Stock").

         The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Common Stock are as follows:

         I.       Provisions Relating to the Common Stock

                  (a) General. Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share held.

                  (b) Dividends and Distributions. The holders of shares of Common Stock shall be entitled to receive such dividends or other distributions, payable in cash, property, stock, or otherwise, as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor.

                  (c) Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the affairs of the Corporation, the holders of shares of Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. Neither the consolidation with nor the merger of the Corporation into any other corporation or corporations or other entity or entities, nor the merger of any other corporation or other entity into the Corporation, nor a reorganization of the Corporation, nor the purchase or redemption of all or any part of the outstanding shares of any class or classes of the capital stock of the Corporation, nor a voluntary sale or transfer of the property and business of the Corporation as, or substantially as, an entirety, shall be deemed a liquidation, dissolution, or winding-up of the affairs of the Corporation within the meaning of any of the provisions of this Section I.

         II.      General.

                  (a) Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of its Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

                  (b) The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation's capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights;

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provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

         FIFTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

                  (1) To adopt, amend or repeal the by-laws of the Corporation and

                  (2) To provide for the indemnification of directors, officers, management, employees and agents of the Corporation, and of persons who serve other enterprises in such or similar capacities at the request of the Corporation, to the full extent permitted by the General Corporation Law of the State of Delaware, as amended, or any other applicable laws, as may from time to time be in effect.

         SIXTH: The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Sixth is in effect. Any repeal or amendment of this Article Sixth shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Sixth. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the General Corporation Law of the State of Delaware, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.

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In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

         The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

         As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

         SEVENTH. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article Seventh by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Seventh, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the General Corporation Law of the State of Delaware.

         EIGHTH. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

         NINTH. Action may be taken by the stockholders of the Corporation, without a meeting, by written consent as and to the extent provided at the time by the General Corporation Law of the State of Delaware, provided that the matter to be acted upon by such written consent previously has been approved by the Board of Directors of the Corporation and directed by such board to be submitted to the stockholders for their action thereon by written consent.

         TENTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in

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such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         ELEVENTH. The Corporation reserves the right to amend its certificate of incorporation, and thereby to change or repeal any provision therein contained, from time to time, in the manner prescribed at the time by statute, and all rights conferred upon stockholders by such certificate of incorporation are granted subject to this reservation.

         IN WITNESS WHEREOF, the undersigned has executed, signed and acknowledged this Second Amended and Restated Certificate of Incorporation on the 21st day of May, 2001.

                                       GREYHOUND LINES, INC.

                                       By:______________________________________
                                              Craig R. Lentzsch
                                       President and Chief Executive Officer

ATTESTED BY:

____________________________
     Mark E. Southerst
     Secretary

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